To Petróleo Brasileiro S.A.- Petrobras

We are aware that our report dated August 8, 2014 on our review of interim financial information of Petróleo Brasileiro S.A. - Petrobras, for the six month periods ended June 30, 2014 and June 30, 2013 and included in the Company's quarterly report on Form 6-K for the quarter ended June 30, 2014 is incorporated by reference in its Registration Statement on Form F-3 dated August 29, 2012.

Marcos Donizete Panassol
Engagement Leader

PricewaterhouseCoopers
Rio de Janeiro - Brazil
August 8, 2014

ProcewaterhouseCoopers, Av José Silva de Azevedo Neto 200, 1º e 2º, Torre Evolution, Barra da Tijuca, Rio de Janeiro, RJ, Brasul 22775-056
T: (21) 3232-6112, F: (21) 3232-6113, www.pwc.com/br

ProcewaterhouseCoopers,Ruada Cadelária 65, 20º, Rio de Janeiro, Brasil 20091-020, Caixa Postal 949,
T: (21) 3232-6112, F: (21) 3232-6113, www.pwc.com/br